Exhibit 99.1

IMMEDIATE	Contact:	Jeff Cole +1-419-887-3535 jeff.cole@dana.com

Dana Announces Termination of Agreement to Acquire Portion of Light-Vehicle Thermal Business from Modine Manufacturing Company

MAUMEE, Ohio, Oct. 25, 2021 – Dana Incorporated (NYSE: DAN) announced today a mutual agreement with Modine Manufacturing Company (NYSE: MOD) to terminate Dana’s agreement to acquire a portion of Modine’s automotive thermal-management business for one dollar with the assumption of certain financial liabilities. Both companies had been actively engaged in the regulatory review process in Germany for many months and have decided that it is no longer in the best interest of either party to pursue the transaction further.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer, including “World’s Best Employer” from Forbes magazine. Learn more at dana.com.

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